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Exhibit 4.8

NEW MEXICO UTILITIES, INC.

BOND PURCHASE AGREEMENT

DATED AS OF DECEMBER 15, 2004

$12,000,000

FIRST MORTGAGE BONDS, SERIES C 6.10%, DUE DECEMBER 1, 2024

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Annex 1	—	Information as to Purchaser
Annex 2	—	Payment Instructions at Closing
Annex 3	—	Information as to Company
Annex 4	—	Litigation
Exhibit A	—	First Mortgage Bond, Series C 6.10%, due December 1, 2024
Exhibit B1	—	Description of Company Counsel's Closing Opinion
Exhibit B2	—	Form of Company's Special Counsel's Closing Opinion
Exhibit B3	—	Form of Trustee Counsel's Closing Opinion
Exhibit B4	—	Form of Purchaser Counsel's Closing Opinion
Exhibit C1	—	Form of Officers' Certificate of the Company
Exhibit C2	—	Form of Officers' Certificate of the Parent
Exhibit D1	—	Form of Secretary's Certificate of the Company
Exhibit D2	—	Form of Secretary's Certificate of the Parent
Exhibit E	—	Form of Third Supplemental Indenture

ii

NEW MEXICO UTILITIES, INC.
ONE WILSHIRE BUILDING
624 S. GRAND AVENUE
LOS ANGELES, CALIFORNIA 90017

BOND PURCHASE AGREEMENT

$12,000,000
First Mortgage Bonds, Series C, 6.10%, due December 1, 2024

        As of December 15, 2004

TO EACH OF THE PURCHASERS LISTED
IN THE ATTACHED ANNEX 1

Ladies and Gentlemen:

        New Mexico Utilities, Inc. (the "Company"), a New Mexico corporation, hereby agrees with you as follows:

SECTION 1.    PURCHASE AND SALE OF BONDS.

        Section 1.1.    Issue of Bonds.    The Company has authorized the issue of Twelve Million Dollars ($12,000,000) in aggregate principal amount of its First Mortgage Bonds, Series C, 6.10%, due December 1, 2024 (herein called the "Bonds"). The Bonds will be issued under and pursuant to the Third Amendment and Supplement to Indenture of Mortgage dated February 14, 1992 (the "Third Supplemental Indenture"), dated as of December 15, 2004, between the Company and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The Third Supplemental Indenture modifies and amends that certain Indenture of Mortgage, dated February 14, 1992 (the "Original Indenture"), between the Company and Sunwest Bank of Albuquerque, National Association, which later became Nations Bank, N.A., predecessor to Wells Fargo Bank New Mexico, N.A., predecessor to the Trustee. The Original Indenture was amended by (i) the First Supplement to Indenture of Mortgage dated February 14, 1992 (the "First Supplemental Indenture"), dated as of May 15, 1992, (ii) the Second Amendment and Supplement to Indenture of Mortgage dated February 14, 1992 (the "Second Supplemental Indenture") dated as of October 21, 1996, and (iii) the Third Supplemental Indenture (the Original Indenture as so amended and as may be further amended from time to time, being the "Indenture"). The Bonds will be secured pursuant to and entitled to all of the benefits of the Indenture. Certain capitalized terms used in this Agreement are defined in Section 5.1 of this Agreement. References to a "Schedule," "Annex" or "Exhibit" are, unless otherwise specified, to a Schedule, Annex or Exhibit attached to this Agreement.

        Each Bond:

          (a)   will be in the amount of One Thousand Dollars ($1,000) or an integral multiple thereof;

          (b)   will bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of the Bond at the rate of percent 6.10% per annum, payable semiannually on the first (1st) day of each June and December in each year commencing on the first Interest Payment Date next succeeding the date of such Bond until the principal amount thereof will be due and payable; provided that interest on any overdue principal, overdue Redemption Price and (to the fullest extent permitted by applicable law) overdue interest, shall accrue at a rate equal to the lesser of (i) the highest rate allowed by applicable law or (ii) six and ten hundredths percent (6.10%) per annum;

          (c)   will mature on December 1, 2024; and

          (d)   will be in the form of Bond set forth in Exhibit A to this Agreement.

        Section 1.2.    The Closing.

        (a)    Purchase and Sale of Bonds.    The Company hereby agrees to sell to you and, subject to the terms and conditions set forth herein, you hereby agree to purchase from the Company, in accordance with the provisions of this Agreement, Bonds in the principal amount specified opposite your name on Annex 1 hereto, at a purchase price of one hundred percent (100%) of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Bond Purchase Agreements (the "Other Agreements") identical with this Agreement with each of the other purchasers named in Annex 1 (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Bonds in the principal amount specified opposite its name in Annex 1. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any person for the performance or nonperformance by any Other Purchaser thereunder.

        (b)    The Closing.    The closing (the "Closing") of the purchase and sale of the Bonds to be purchased by you will be held at 11:00 a.m., Chicago time, on December 28, 2004 (the "Closing Date") at the office of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 or on such other Business Day thereafter on or prior to December 30, 2004 as may be agreed upon by the Company and you. At the Closing, the Company will deliver to you one or more Bonds (as set forth opposite your name on Annex 1 to this Agreement), in the aggregate principal amount of your purchase price thereof, dated the Closing Date and payable to you or payable as indicated on Annex 1 to this Agreement, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed by the Company on Annex 2 to this Agreement. If at the Closing the Company shall fail to tender such Bonds to you as provided above in this Section 1.2, or any of the conditions specified in Section 3 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

        Section 1.3.    Certain Purchaser Representations.

        (a)    Purchase for Investment.    You represent that you are purchasing the Bonds for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Bonds have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.

        (b)   You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Bonds to be purchased by you hereunder:

            (i)  if you are an insurance company, the Source is an "insurance company general account" (as the term is defined in Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement")) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or

           (ii)  the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

          (iii)  the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (B) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (iv)  the Source constitutes assets of an "investment fund" (within the meaning of Part V of PTE 84-14 (the "QPAM Exemption") managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (A) the identity of such QPAM and (B) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (iv); or

           (v)  the Source constitutes assets of a "plan(s)" (within the meaning of Section IV of PTE 96-23 (the "INHAM Exemption")) managed by an "in-house asset manager" or "INHAM" (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (A) the identity of such INHAM and (B) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (v); or

          (vi)  the Source is a governmental plan; or

         (vii)  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (vii); or

        (viii)  the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 1.3(b), the terms "employee benefit plan", "governmental plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 2.    WARRANTIES AND REPRESENTATIONS.

        To induce you to enter into this Agreement and to purchase the Bonds listed on Annex 1 to this Agreement opposite your name, the Parent (solely with respect to the representations and warranties set forth in Section 2.4(a), Section 2.5, Section 2.12(a) and Section 2.12(b) and, insofar as such representations and warranties relate to the Parent, Section 2.10 and Section 2.15) and the Company (with respect to all representations and warranties other than those set forth in Section 2.4(a) and, insofar as such representations and warranties relate to the Parent, Section 2.10, Section 2.12(a), Section 2.12(b) and Section 2.15) warrant and represent to you as of the Closing Date as follows:

          Section 2.1.    Subsidiaries; Affiliates.    The Company has no Subsidiaries. Part I of Annex 3 to this Agreement sets forth

            (a)   the name of each of the Company's Affiliates and the nature of the affiliation and

            (b)   the Company's directors and executive officers.

          Section 2.2.    Corporate Organization and Authority.    The Company:

            (a)   is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico; and

            (b)   has all requisite corporate power and authority and all necessary licenses and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted.

          Section 2.3.    Indebtedness.    Part II of Annex 3 to this Agreement correctly lists all outstanding indebtedness for borrowed money of the Company immediately prior to the Closing Date and after giving effect to the proposed use of the proceeds of the Bonds.

          Section 2.4.    Financial Statements; Material Adverse Change.

            (a)    Financial Statements—Parent.    Copies have been delivered to you in the Placement Memorandum of the financial statements of the Parent and its Subsidiaries (i) in the Parent's Annual Report on Form 10-K for the year ended December 31, 2003 and (ii) in the Parent's Quarterly Report on Form 10-Q for the Quarter ended September 30, 2004. All of said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of such dates and the results of their operations for such periods (subject, in the case of any interim financial statements, to normal year-end adjustments). All such consolidated financial statements include the accounts of the Company.

            (b)    Financial Statements—Company.    Copies have been delivered to you in the Placement Memorandum of (i) the audited financial statements of the Company for the year ended December 31, 2003 and (ii) the unaudited financial statements of the Company for the nine months ended September 30, 2004. All of said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects, the financial position of the Company as of such dates and the results of its operations for such periods (subject, in the case of any interim financial statements, to normal year-end adjustments).

            (c)    Material Adverse Change.    Since December 31, 2003, there has been no change in the business, Properties or condition (financial or otherwise) of the Company except:

                (i)  as disclosed to you in the Placement Memorandum or otherwise disclosed to you in this Agreement; and

               (ii)  for other changes in the ordinary course of business that, in the aggregate, have not had a Material Adverse Effect.

          Section 2.5.    Business, Property and Full Disclosure.    The Confidential Private Placement Memorandum dated December, 2004 prepared by A.G. Edwards & Sons, Inc. and the documents included therein (collectively, the "Placement Memorandum") fairly describe, in all material respects, the general nature of the business and the Properties of the Company. The financial statements referred to in Sections 2.4(a) and 2.4(b) do not, nor does this Agreement or the Placement Memorandum, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein in light of the circumstances under which they are made, not misleading.

          Section 2.6.    Pending Litigation.    Except as disclosed on Annex 4 hereto, there are no proceedings, actions or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any Governmental Authority or arbitration board or tribunal which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as has been disclosed in the Placement Memorandum or on Annex 4 hereto, no proceedings with respect to the condemnation of any Property of the Company are pending or, to the best knowledge of the Company, contemplated by any Governmental Authority to which the Property of the Company is subject. The Company is not in default with respect to any order of any court, Governmental Authority or arbitration board or tribunal.

          Section 2.7.    Title to Properties.    The Company has, and at the time of the Closing will have, good and marketable title to all of the fee interests in real Property, and good title to all of the other interests in Property, it purports to own, that individually or in the aggregate are Material, including Property reflected in the most recent balance sheet referred to in Section 2.4(b) of this Agreement and Property described in the Indenture as being subject to the Lien thereof, subject only to the Lien of the Indenture and other Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has, as of the Closing Date, all water, water rights, rights to purchase water, water systems, water works, plants, pumps, tanks, pipes, strainers, fittings, valves, reservoirs, supplies and implements it purports to own, that individually or in the aggregate are Material, in each case owned by the Company subject only to the Lien of the Indenture and Permitted Encumbrances and without limitation as to time within which any such rights may be exercised. There are no Liens upon or other defects (including, without limitation, defects of the type which would be disclosed by a survey) in or to any of the real Property of the Company, or the title or interest of the Company in or to such real Property, which, individually or in the aggregate, would have a Material Adverse Effect. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

          Section 2.8.    Patents, Trademarks, Licenses, Etc.    The Company owns or possesses, and upon completion of the Closing will own or possess, all of the franchises (including, without limitation, franchises granted by the NMPRC), patents, trademarks, service marks, trade names, copyrights, licenses and rights (including, without limitation, rights to produce and purchase water) necessary for the conduct of its business, without any known and material conflict with the rights of others, and all such franchises, patents, trademarks, service marks, trade names, copyrights, licenses and rights are valid and subsisting. To the Company's knowledge, no event has occurred which (a) permits, or after notice or lapse of time or both would permit, revocation or termination of any such license or franchise or (b) materially adversely affects any of the rights of the Company thereunder.

          Section 2.9.    Authorization, Execution, Delivery and Enforceability.

            (a)    Transactions are Legal and Authorized.    The consummation by the Company of each of the Transactions:

                (i)  is within the corporate powers of the Company;

               (ii)  will not conflict with, result in any breach in any provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company under the provisions of any charter instrument or bylaw to which it or any of its Properties may be bound;

              (iii)  will not conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company;

              (iv)  will not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company; or

               (v)  will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company under the provisions of, any agreement or instrument (other than its charter instrument or bylaw) to which it is a party or by which it or any of its Property may be bound, which could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b)    Obligations are Enforceable.    Each of this Agreement, the Third Supplemental Indenture and the Bonds has been duly authorized by all necessary corporate action on the part of the Company and has been executed and delivered by duly authorized officers of the Company. Each of this Agreement, the Indenture and the Bonds constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability of this Agreement, the Indenture and the Bonds may be:

                (i)  limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium, or other similar laws affecting the enforceability of creditors' rights generally; and

               (ii)  subject to the availability of equitable remedies.

          Section 2.10.    No Defaults.    To the knowledge of the Company and the Parent, no event has occurred and no condition exists which, upon the execution of this Agreement and the Third Supplemental Indenture and the issuance of the Bonds, would constitute a Default or an Event of Default. To the knowledge of the Company and the Parent, neither the Company nor the Parent is in violation in any respect of any term of any charter instrument or bylaw and neither the Company nor the Parent is in violation in any material respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound. To the knowledge of the Company and the Parent, no event has occurred or condition exists such that, but for the waiver by any Person (other than the Company or the Parent) of any term or provision in any agreement or other instrument to which the Company or the Parent is a party or by which it or any of its Property may be bound, the Company or the Parent would be in violation in any material respect of any of its obligations under such agreement or instrument.

          Section 2.11.    Governmental Consent.    As of the Closing, all consents, approvals, orders and authorizations required of or by any Governmental Authority, including, without limitation, the NMPRC, for the Company to consummate the Transactions will have been duly obtained, all related filings, registrations and qualifications will have been duly made, and no appeal from any such consent, approval, order or authorization of or by any Governmental Authority will be pending, including, without limitation, any such consent, approval, order or authorization of the NMPRC.

          Section 2.12.    Taxes.

            (a)    Returns Filed; Taxes Paid.    All tax returns required to be filed by or on behalf of the Parent, the Company and any other Person with which the Parent or the Company files or has filed a consolidated return, in any jurisdiction have in fact been filed on a timely basis, and to the knowledge of the Company and the Parent, all taxes, assessments, fees and other governmental charges upon the Parent or the Company, or upon any of their respective Properties, income or franchises, which are due and payable have been paid or will be paid prior to delinquency. Neither the Parent nor the Company knows of any proposed additional tax assessment against it or any such Person. To the knowledge of the Parent and the Company, there exists no controversy with any Governmental Authority with respect to the amount of any tax payable by the Parent or the Company to such Governmental Authority.

            (b)    Book Provisions Adequate.    The provisions for taxes (including, without limitation, any payment or payments owing from each of the Parent and the Company to any other Person pursuant to any tax sharing agreement among such Persons) on the books of the Company are adequate for all open years and for its current fiscal period. The amount of the liability for all taxes reflected in the consolidated balance sheet of the Parent and the Company as of December 31, 2003 is an adequate provision for such taxes (including, without limitation, any payment due pursuant to any such tax sharing agreement) as may be payable by the Parent or the Company (i) for the fiscal years 1999 through 2003, inclusive, with respect to federal income taxes, (ii) for the fiscal years 2000 through 2003, inclusive, with respect to New Mexico state income taxes and (iii) for the fiscal years 1999 through 2003, inclusive, with respect to California franchise taxes, in each case, the only fiscal years not closed by the statute of limitations or by completion of an audit.

          Section 2.13.    Use of Proceeds.    The Company will apply the proceeds from the sale of the Bonds solely to refinance the Company's First Mortgage Bonds, Series B, fund working capital needs and future capital expenditures. None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the sale of the Bonds) violates, will violate or will result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Company does not own, or with the proceeds of the sale of the Bonds it does not intend to own, carry or purchase any "margin security" within the meaning of said Regulations T, U and X, including "margin securities" originally issued by the Company. This Agreement and the Bonds will not be secured by any "margin security," and no Bonds are being sold on the basis of any such collateral. None of the proceeds from the sale of the Bonds will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

          Section 2.14.    Foreign Assets Control Regulations, Etc.    Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, the Company (a) is not and will not become a Person whose Property or interests in Property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) does not engage and will not engage in any dealings or transactions, or be otherwise associated, with any such person. The Company is in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

          Section 2.15.    Status under Certain Statutes.    Neither the Parent nor the Company is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

          Section 2.16.    Private Offering.    Neither the Company nor anyone acting on its behalf has offered any of the Bonds or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchasers and six (6) other Institutional Investors, each of whom was offered all or a portion of the Bonds at private sale for investment. The Company agrees that neither the Company nor anyone acting on its behalf will offer the Bonds or any part thereof or any similar Securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the offering, issuance or sale of the Bonds within the registration provisions of Section 5 of the Securities Act.

          Section 2.17.    Compliance with Law.    To the knowledge of the Company, the Company:

            (a)   is not in material violation of any law, ordinance, governmental rule, regulation, order or judgment of any court or other Governmental Authority or award of any arbitrator to which it is subject; or

            (b)   has not failed to obtain any material license, permit, franchise or other governmental authorization necessary to the ownership of its Property or to the conduct of its business;

  which violation or failure to obtain might, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 2.18.    Restrictions on Company.    The Company:

            (a)   is not a party to any contract or agreement ([other than the Indenture]) which restricts the right or ability of the Company to incur debt; or

            (b)   has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Indenture.

          Section 2.19.    Compliance with ERISA.    (a) The Company and its Parent and each of its Subsidiaries have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or, to the knowledge of the Company, exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

  (b)
  Neither the Company nor any ERISA Affiliate is a party to, participates in, maintains, contributes to, or has any liability or contingent liability with respect to an employee benefit plan, which is subject to Title IV of ERISA. The Company does not have any expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106).

  (c)
  The execution and delivery of this Agreement and the issuance and sale of the Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 2.19(c) is made in reliance upon and subject to the accuracy of your representation in Section 1.3(b) as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by you.

          Section 2.20.    Environmental Compliance.    Except as set forth in Part III of Annex 3 hereto:

            (a)   Compliance—to the knowledge of the Company, the Company is in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is presently doing business, except such failures so to comply that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect;

            (b)   Liability—to the knowledge of the Company, the Company is not subject to any liability under any Environmental Protection Laws that, in the aggregate, could be reasonably expected to have a Material Adverse Effect; and

            (c)   Notices—The Company has not received any:

                (i)  written notice from any Governmental Authority by which any of its present or previously-owned or leased real Properties has been designated, listed, or identified in any manner by any Governmental Authority charged with administering or enforcing any Environmental Protection Law as a Hazardous Substance disposal or removal site, "Super Fund" clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law;

               (ii)  written notice of any Lien arising under or in connection with any Environmental Protection Law that has attached to any revenues of, or to any of its owned or leased real Properties; or

              (iii)  summons, citation, notice, directive, letter, or other communication, written or oral, from any Governmental Authority concerning any intentional or unintentional action or omission by the Company in connection with its ownership or leasing of any real Property resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping, or otherwise disposing of any Hazardous Substance into the environment resulting in any material violation of any Environmental Protection Law; in the case of clauses (ii) and (iii) above, where the effect of which could be reasonably expected to have a Material Adverse Effect.

          Section 2.21.    Restricted Third-Party Encumbrances.    The easements owned by the Company referenced by numbers 47 through 56, inclusive, 73, 74 and 90 to Exhibit A to the Title Commitment are encumbered by Restricted Third-Party Encumbrances as reflected on Exhibit B to the Title Commitment. The information set forth in Part IV of Annex 3 to this Agreement with respect to the Property subject to such Restricted Third Party Encumbrances, the Company's use of such Properties and the nature of such Restricted Third Party Encumbrances is true, accurate and complete in all material respects. Other than those Properties listed in the first sentence of this Section 2.21 and described in Part IV of Annex 3 to this Agreement, the Company owns no Property which is subject to Restricted Third Party Encumbrances. Those Properties listed in the first sentence of this Section 2.21 and described in Part IV of Annex 3 to this Agreement are subject to no Restricted Third Party Encumbrances other than those reflected on Exhibit B to the Title Commitment. Such Restricted Third Party Encumbrances do not, and the exercise of such remedies as would foreclose or terminate the right or interest of the Company in or to such Property by the Persons who hold such Restricted Third Party Encumbrances would not be likely to, individually or in the aggregate, have a material adverse effect upon the business, profits, Properties (taken as a whole) or condition (financial or otherwise) of the Company or the ability of the Company to consummate the Transactions or perform its obligations set forth in this Agreement, the Bonds or the Indenture.

        The easements referenced by numbers 91 through 93, inclusive, to Exhibit A to the Title Commitment are grants by the fee owners of the Properties underlying such easements of general Utility easements in favor of no specified Person. The Company has the right to use each of such easements for the purposes for which the Company is now using them.

SECTION 3.    CLOSING CONDITIONS.

        Your obligation to purchase and pay for the Bonds to be delivered to you at the Closing will be subject to the following conditions precedent:

          Section 3.1.    Opinions of Counsel.    You shall have received (a) a closing opinion dated the Closing Date from Latham & Watkins LLP, counsel for the Company satisfactory in form and substance to you covering the matters set forth in Exhibit B1; and (b) from (i) Montgomery & Andrews, P.A., special counsel for the Company, (ii) David Blackner as Senior Counsel for the Trustee and (iii) Chapman and Cutler, your special counsel, closing opinions, each dated as of the Closing Date, and substantially in the respective forms set forth in Exhibits B2, B3 and B4 to this Agreement.

          Section 3.2.    Warranties and Representations True; No Prohibited Action.

          (a)   Warranties and Representations True. The warranties and representations of the Company and the Parent contained in Section 2 of this Agreement will be true when made and at the time b of Closing.

          (b)   No Prohibited Action. Neither the Parent nor the Company shall have taken any action or permitted any condition to exist which would constitute a Default or an Event of Default.

          Section 3.3.    Compliance with this Agreement.    The Company will have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company before or at the Closing.

          Section 3.4.    Officers' Certificates.    You will have received:

            (a)   a certificate dated the Closing Date and signed by (i) the Chairman of the Board or the President and (ii) the Vice President and General Manager of the Company, substantially in the form of Exhibit C1 to this Agreement with respect to the matters therein set forth;

            (b)   a certificate dated the Closing Date and signed by (i) the President or a Vice President and (ii) the Chief Financial Officer of the Parent, substantially in the form of Exhibit C2 to this Agreement with respect to the matters therein set forth;

            (c)   a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit D1 to this Agreement, with respect to the matters therein set forth; and

            (d)   a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Parent, substantially in the form of Exhibit D2 to this Agreement, with respect to the matters therein set forth.

          Section 3.5.    Purchase Permitted By Applicable Law, Etc.    On the date of the Closing your purchase of Bonds shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

          Section 3.6.    Regulatory Approvals.    The issue and sale of the Bonds shall have been duly authorized by order of the NMPRC, such order shall be in full force and effect at the time of the Closing and all appeal periods applicable to such order shall have expired.

          Section 3.7.    Third Supplemental Indenture.    The Company and the Trustee shall have executed and delivered the Third Supplemental Indenture in the form set forth in Exhibit E to this Agreement, and you shall have received an executed original counterpart of such Third Supplemental Indenture.

          Section 3.8.    Filing and Recordation.    The Indenture, the Third Supplemental Indenture and all financing statements (including any financing statements required to be filed under the provisions of the New Mexico Uniform Commercial Code) shall have been duly recorded and filed in such manner and in such place as is required by law to establish, preserve and protect the Lien on all collateral specifically or generally described in the Indenture as subject to such Lien and under the laws enforced, and it will not be necessary to rerecord any such documents.

          Section 3.9.    Title Insurance.    The Trustee shall have received a policy of title insurance or the Title Commitment committing to issue the same in form and substance satisfactory to you, from Fidelity National Title Insurance Company insuring the Trustee and the holders of the Bonds issued under the Indenture against loss or damage to the extent of $12,000,000 plus costs as permitted by the policy by reason of any defect in the Lien of the Indenture on the Property (other than Excepted Property and the parcels identified on Exhibit A to the Original Indenture as not being insured by a policy of title insurance) described therein or by reason of the title to the Property being other than as shown in such policy. Such policy (or the Title Commitment to issue the same) shall extend to the Property (other than uninsurable Property) identified on Exhibit A to the Original Indenture and to the additional Property being added to the Lien of the Indenture by virtue of the Second Supplemental Indenture and the Third Supplemental Indenture. You shall have received a copy of such policy of title insurance or the Title Commitment.

          Section 3.10.    Indenture Conditions.    All conditions precedent set forth in the Indenture with respect to consummation of any of the Transactions shall have been satisfied. Without limiting the generality of the foregoing, the Company's Bondable Capacity and Net Earnings for Interest shall be sufficient to permit the issuance of the Bonds.

          Section 3.11.    Sale of Other Bonds.    Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase the Bonds to be purchased by them at the Closing as specified in Annex 1.

          Section 3.12.    Payment of Special Counsel Fees.    Without limiting the provisions of Section 6.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

          Section 3.13.    Private Placement Number.    A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Bonds.

          Section 3.14.    Proceedings Satisfactory.    All proceedings taken in connection with the sale of the Bonds and all documents and papers relating thereto will be reasonably satisfactory to you. You will have received copies of such documents and papers as you may reasonably request in connection therewith (including, without limitation, copies of all certificates delivered to the Trustee in connection with the consummation of the Transactions), all in form and substance reasonably satisfactory to you; provided, however, that you agree that all documents the forms of which are annexed hereto as exhibits shall be in form and substance reasonably satisfactory to you if duly authorized, executed and delivered in the respective forms set forth in such exhibits.

SECTION 4.    AGREEMENTS OF THE COMPANY.

          Section 4.1.    Financial and Business Information.    The Company will deliver to each holder of the Outstanding Bonds that is an Institutional Investor:

            (a)   Quarterly Statements—as soon as practicable after the end of each fiscal quarter of each fiscal year of the Company (other than the last fiscal quarter of each fiscal year), and in any event within sixty (60) days thereafter, duplicate copies of:

                (i)  a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter; and

               (ii)  consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries, for such quarter and for the portion of the fiscal year ending with such quarter;

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified as being complete and correct, and as having been prepared in conformity with generally accepted accounting principles, subject to changes resulting from year-end adjustments, by the Chief Financial Officer or Treasurer of the Company;

            (b)   Annual Statements—as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, commencing with the Company's 2004 fiscal year, duplicate copies of:

                (i)  a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year; and

               (ii)  consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year;

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of KPMG LLP or other independent certified public accountants of recognized national standing or recognized regional standing selected by the Company, which opinion shall, without qualification, state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows in conformity with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and that such audit provides a reasonable basis for such opinion in the circumstances;

            (c)   Audit Reports—promptly upon receipt thereof, one copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

            (d)   SEC and Other Reports of the Company and the Parent—promptly upon their becoming publicly available, one copy of each financial statement, report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication in respect thereof filed by the Company or the Parent with, or received by it in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency, and one copy of each financial statement, report, notice or proxy statement sent by the Parent to its stockholders generally;

            (e)   ERISA—promptly upon becoming aware of the occurrence of:

                (i)  any material "reportable event" (as such term is defined in Section 4043 of ERISA) with respect to which the reporting requirement has not been waived; or

               (ii)  any material transaction prohibited by Section 406 of ERISA or any nonexempt "prohibited transaction" (as such term is defined in Section 4975 of the IRC);

in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action, if any, the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the Department of Labor or the PBGC with respect thereto;

            (f)    ERISA Waivers—prompt written notice of and a description of any request pursuant to Section 303 of ERISA or Section 412 of the IRC for, or notice of the granting pursuant to said Section 303 or Section 412 of, a waiver in respect of all or part of the minimum funding standard set forth in ERISA or the IRC, as the case may be, of any Pension Plan, and, in connection with the granting of any such waiver, the amount of any "waived funding deficiency" (as such term is defined in said Section 303 or said Section 412) and the terms of such waiver; provided, however, that no such notice need be given if the amount of any waived funding deficiency shall not be material in the context of the business, profits, Properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;

            (g)   Other ERISA Notices—prompt written notice of and, where applicable, a description of:

                (i)  any notice from the PBGC in respect of the commencement of any proceedings pursuant to Section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan;

               (ii)  any distress termination notice delivered to the PBGC under Section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof;

              (iii)  the placement of any Multiemployer Plan in reorganization status under Title IV of ERISA;

              (iv)  any Multiemployer Plan becoming "insolvent" (as such term is defined in Section 4245 of ERISA);

               (v)  the complete or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Plan and the withdrawal liability incurred in connection therewith; and

              (vi)  the withdrawal of the Company or any ERISA Affiliate from any Pension Plan with respect to which it is a "substantial employer" as defined in ERISA and the withdrawal liability under Section 4063 of ERISA incurred in connection therewith;

            (h)   Notice of Default or Event of Default—immediately upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

            (i)    Notice of Claimed Default—immediately upon becoming aware that the holder of any Bond or of any evidence of indebtedness or other Security of the Company or any Subsidiary has given notice or taken any other action with respect to a claimed Event of Default or default under such Bond, evidence of indebtedness or Security, a written notice specifying the notice given or action taken by such holder and the nature of the claimed Event of Default or default and what action the Company is taking or proposes to take with respect thereto;

            (j)    Notices from Governmental Authority—promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

            (k)   Information Required By Indenture—all information, notices, certificates and opinions required by the terms of the Indenture to be delivered to the holders of the Bonds; and

            (l)    Requested Information—with reasonable promptness, such other data and information reasonably available to the Company as from time to time may be reasonably requested. Without limiting the generality of the foregoing, the Company will deliver to you or any successor or transferee the information required by 17 C.F.R. §230.144A in connection with any transfer or proposed transfer of Bonds by you or any successor or transferee pursuant thereto.

          Section 4.2.    Officers' Certificates.    Each set of financial statements delivered to any Institutional Investor of the Bonds pursuant to Section 4.1(a) or Section 4.1(b) of this Agreement will be accompanied by a certificate of the Chairman of the Board or the President and the Vice President and General Manager of the Company setting forth:

            (a)   Covenant Compliance—the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Article VI of the Indenture during the period covered by the income statement then being furnished; and

            (b)   Event of Default—a statement that the signers have reviewed the relevant terms of this Agreement and the Indenture and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

          Section 4.3.    Accountants' Certificates.    Each set of annual financial statements delivered pursuant to Section 4.1(b) will be accompanied by a certificate of the accountants who certify the financial statements of the Company, stating that they have reviewed Sections 6.01, 6.03, 6.06, 6.10 and 6.14 of the Indenture and stating further, whether, in making their audit, such accountants have become aware of any condition or event which then constitutes a Default or an Event of Default (whether or not as a result of failure by the Company to comply with any of Sections 6.01, 6.03, 6.06, 6.10 or 6.14 of the Indenture), and, if any such condition or event then exists, specifying the nature and period of existence thereof.

          Section 4.4.    Inspection.    The Company will permit any of your representatives, while you or your nominee holds any Bond, or the representatives of any other Institutional Investor of the Bonds, at your or such holder's expense (except during the continuance of any Default or Event of Default, in which case, at the Company's expense), upon reasonable prior notice to the Company, to visit and inspect any of the Properties of the Company or any Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested.

          Section 4.5.    Report to NAIC.    Concurrently with the delivery to you of each annual statement required by Section 4.1(b) hereof, the Company will deliver a copy thereof to: Securities Valuation Office, National Association of Insurance Commissioners, 195 Broadway, New York, New York 10007.

          Section 4.6.    Hazardous Substances Indemnification.    The Company shall indemnify, defend and hold you harmless from and against any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge or disposal of any Hazardous Substances in or about the Property of the Company, the Parent or any of their Subsidiaries. This indemnification provision shall apply whether the Hazardous Substances are in, on, under or about the Property or operations of the Company, the Parent or any of their Subsidiaries. The foregoing indemnification includes but is not limited to reasonable attorneys' fees (including the allocated cost of in-house counsel and staff). The foregoing indemnification extends to you, your parent, your subsidiaries and all of your or their directors, officers, employees, agents, successors, attorneys and assigns. This indemnification provision shall survive repayment of the Company's obligations under the Bonds, and payment shall not be a condition precedent to recovery upon the foregoing indemnification provisions.

        In the event that you receive a claim, demand or action for which you believe that indemnification will or may be required pursuant to this Section, you agree to so notify the Company in writing promptly (and in any event within twenty (20) days after your receipt of such claim, and/or action). Upon receipt of such notice from you, the Company shall have the right to defend such claim, demand or action by legal counsel selected by the insurance carrier for the Company, or selected by the Company and reasonably satisfactory to you. Such right shall be exercised by written notice to you given within twenty (20) days after the Company's receipt of your notice.

        If the Company elects to undertake your defense, and so long as the Company continues such defense, you agree that:

            (a)   you shall not admit any liability or enter into any settlement of any such claim or action without, in any such case, the prior written consent of the Company, which shall not be unreasonably withheld or delayed;

            (b)   you shall be entitled to retain separate legal counsel as you select. However, the Company shall not be obligated to reimburse you for any costs or fees of such separate counsel (including in-house counsel or staff); and

            (c)   you shall cooperate as reasonably requested by the Company in the defense and settlement of any such claim or action; provided, however, that you need not be required to incur or sustain any out-of-pocket costs.

If, however, the Company fails to undertake your defense within the time or in the manner herein provided or thereafter abandons such defense or fails to diligently prosecute the same, you shall thereafter be entitled to all benefits of the foregoing indemnification provision, including the right to defend or settle any such claim or action upon such terms as you shall select and to recover from the Company all amounts expended by you to pay any judgment, award or settlement and all costs and fees incurred by you in such defense, settlement or both.

SECTION 5.    INTERPRETATION OF THIS AGREEMENT.

          Section 5.1.    Terms Defined.    As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section of this Agreement or the Indenture following such term:

        "Affiliate" means, at any time, and with respect to any Person, (1) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 5% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Bond Purchase Agreement"—this Agreement.

        "Bondable Capacity"—Section 4.02A of the Indenture.

        "Bonds"—Section 1.1 of this Agreement.

        "Business Day"—a day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed (other than a general bank holiday or moratorium, in either case of longer than 4 calendar days).

        "Closing"—Section 1.2 of this Agreement.

        "Closing Date"—Section 1.2 of this Agreement.

        "Collateral"—all of that Property subject to the Lien of the Indenture.

        "Company"—the introductory sentence of this Agreement.

        "Default"—Section 1.01 of the Indenture.

        "Environmental Protection Law"—means any federal, state, county, regional or local law, statute, or regulation (including, without limitation, (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (b) the Resource Conservation and Recovery Act of 1976; (c) the Superfund Amendments and Reauthorization Act of 1986; (d) the Federal Water Pollution Control Act; and (e) the Clean Water Act of 1977; in each case, as amended from time to time, and together with all rules and regulations promulgated in connection therewith) enacted by any Governmental Authority in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

        "ERISA"—means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate"—means any corporation or trade or business that

          (a)   is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Company; or

          (b)   is under common control (within the meaning of Section 414(c) of the IRC) with the Company.

        "Event of Default"—Section 1.01 of the Indenture.

        "Excepted Property"—the "Excepted Property" exceptions to the granting clauses of the Indenture.

        "First Mortgage Bonds"—means and includes the Series B Bonds, the Bonds and each and every other bond, of whatever series, issued pursuant to the Indenture.

        "First Supplemental Indenture"—Section 1.1 of this Agreement.

        "Governmental Authority"—means and includes:

            (a)   the governments of:

                (i)  the United States of America and any State or other political subdivision thereof; or

               (ii)  any jurisdiction in which the Company or the Subsidiary conducts all or any part of its business;

            (b)   each public utilities commission or similar entity having regulatory authority over the Company or the Subsidiary; and

            (c)   any other entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government referred to in clauses (a) or (b) of this definition.

          "Hazardous Substances"—means and includes any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum-derived products).

          "Indenture"—Section 1.1 of this Agreement.

          "Interest Payment Date"—Section 1.01 of the Indenture.

          "Institutional Investor" means (a) any original purchaser of a Bond, (b) any holder of a Bond holding more than $1,000,000 of the aggregate principal amount of the Bonds then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

          "IRC"—means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

          "IRS"—means the Internal Revenue Service of the United States of America and any successor agency.

          "Lien"—any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property. For the purposes of this Agreement, the Company or any Subsidiary will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting will be deemed to be a Lien.

          "Make Whole Amount Definitions"—for the purposes of the optional redemption provision in the Bonds, the following definitions which appear in the Third Supplemental Indenture shall apply:

            (a)   "Make-Whole Amount" means, with respect to any Series C Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.

            (b)   "Called Principal" means, with respect to any Series C Bond, the principal of such Bond that is to be redeemed pursuant to Section 17.03 [Redemption] or has become or is declared to be immediately due and payable pursuant to Section 9.02 [Acceleration of Maturity; Recission and Annulment], as the context requires.

            (c)   "Discounted Value" means, with respect to the Called Principal of any Series C Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Series C Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

            (d)   "Reinvestment Yield" means, with respect to the Called Principal of any Series C Bond, .50% plus the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display page of the Bloomberg Financial Markets Services Screen PX1 or the equivalent screen provided by Bloomberg Financial Markets Commodities News for actively traded U.S. Treasury Securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Life.

            (e)   "Remaining Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) from the Settlement Date to the maturity of the Series C Bonds.

            (f)    "Remaining Scheduled Payments" means, with respect to the Called Principal of any Series C Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series C Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to this provision.

            (g)   "Settlement Date" means, with respect to the Called Principal of any Series D Bond, the date on which such Called Principal is to be redeemed pursuant to Section 17.03 [Redemption] or Section 9.02 [Acceleration of Maturity; Recission and Annulment], as the context requires.

          "Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Indenture and the Bonds, or (c) the validity or enforceability of this Agreement, the Indenture or the Bonds.

          "Multiemployer Plan"—means any Plan that is a multiemployer plan (as such term is defined in section 4001(a)(3) of ERISA).

          "Net Earnings for Interest"—Section 4.02A of the Indenture.

          "NMPRC"—means the New Mexico Public Regulation Commission.

          "Officer's Certificate"—Section 1.01 of the Indenture.

          "Original Indenture"—Section 1.1 of this Agreement.

          "Other Agreements" is defined in Section 1.2(a).

          "Other Purchasers" is defined in Section 1.2(a).

          "Outstanding"—Section 1.01 of the Indenture; provided, however, that for purposes of this Agreement only (and not the Indenture, except to the extent provided therein), First Mortgage Bonds held or owned by the Company, any Subsidiary or any Affiliate shall not be deemed to be Outstanding.

          "Parent"—Southwest Water Company, a Delaware corporation, which as of the Closing owns one hundred percent (100%) of the capital stock of the Company.

          "PBGC"—means the Pension Benefit Guaranty Corporation and any successor corporation or governmental agency.

          "Pension Plan"—means, at any time, any "employee benefit plan" (as such term is defined in Section 3(2) of ERISA), subject to Title IV of ERISA, maintained at such time by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan.

          "Permitted Encumbrances"—Section 1.01 of the Indenture.

          "Person"—an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

          "Placement Memorandum"—Section 2.5 of this Agreement.

          "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or its Parent or any of its Subsidiaries or with respect to which the Company or its Parent or any of its Subsidiaries may have any liability.

          "Property"—any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          "Purchaser"—means any Person listed as a purchaser of the Bonds on Annex 1 hereto.

          "Purchasers"—means all of the Persons listed as purchasers of the Bonds on Annex 1 hereto.

          "Redemption Price"—Section 1.01 of the Indenture.

          "Required Holders"—at any time means the holders of 70% or more in aggregate principal amount of Bonds Outstanding at such time.

          "Restricted Third Party Encumbrance"—Section 1.01 of the Indenture.

          "Second Supplemental Indenture"—Section 1.1 of this Agreement.

          "Securities Act"—the Securities Act of 1933, as such act may be amended from time to time.

          "Security"—has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

          "Series A Bonds"—Section 3.01 of the Indenture.

          "Series B Bonds"—Section 3 of the Second Supplemental Indenture.

          "Series C Bonds"—Section 3 of the Third Supplemental Indenture.

          "Subsidiary" means as to any Person, any corporation, association or other business entity in which such Person or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person owns sufficient equity or voting interests to elect a majority of the directors (or Persons performing similar functions) of such entity. Unless the context otherwise requires any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

          "Third Supplemental Indenture"—Section 1.1 of this Agreement.

          "Title Commitment"—means the commitment of Fidelity National Title Insurance Company, dated on or reasonably near the Closing Date, to issue the policy of title insurance referred to in Section 3.9 of this Agreement, which commitment shall describe and cover the Properties of the Company previously subjected to the Lien of the Original Indenture and the Second Supplemental Indenture and those being subjected to such Lien pursuant the Third Supplemental Indenture and the Liens existing of record upon such Properties as of the date of such commitment.

          "Transactions"—means and includes (a) the execution and delivery by the Company of the Bond Purchase Agreement and the Third Supplemental Indenture; (b) the execution, delivery, issue and sale of the Series C Bonds; and (c) performance by the Company of its obligations under the terms of the Series C Bonds, the Indenture and the Bond Purchase Agreement.

          "Trustee"—Section 1.1 of this Agreement.

        Section 5.2.    Accounting Principles.    All accounting terms not otherwise defined herein have the meanings assigned to them, and all computations herein provided for shall be made in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement. In determining accounting principles, the Company shall conform to generally accepted accounting principles at the time in effect, unless it is required to conform to any other order, rule or regulation of any Governmental Authority having jurisdiction over the Company.

        Section 5.3.    Directly or Indirectly.    Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

        Section 5.4.    Governing Law.    THIS AGREEMENT AND THE BONDS WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW MEXICO LAW, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

        Section 5.5.    Section Headings, Table of Contents and Construction.    The titles of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part of this Agreement and will not affect the construction hereof. Each covenant contained in this Agreement will be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant will not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

        SECTION 6.    EXPENSES, ETC.

        Section 6.1.    Transaction Expenses.    Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of your special counsel and, if reasonably required, local or other counsel) incurred by you and each other purchaser of the Bonds in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Indenture or the Bonds (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Indenture or the Bonds or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Indenture or the Bonds, or by reason of being a holder of any Bond, (b) the reasonable costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Bonds and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement, all related documents and financial information, all subsequent annual and interim filings of documents and financial information related hereto with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof. The Company will pay, and will save you and each other holder of a Bond harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

        Section 6.2.    Survival.    The obligations of the Company under this Section 6 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Indenture or the Bonds, and the termination of this Agreement.

SECTION 7.    HOME OFFICE PAYMENT.

        So long as you or your nominee shall be the holder of any Bond, and notwithstanding anything contained in the Indenture or in such Bond to the contrary, the Company will pay or cause to be paid all sums becoming due on such Bond for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Annex 1, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Bond or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Bond, you shall surrender such Bond for cancellation, reasonably promptly after any such request, to the Company at its office set forth below. The transfer of any Bond shall be made pursuant to the terms and conditions set forth in the Indenture for such transfer. The Company will afford the benefits of this Section 7 to any Institutional Investor that is the direct or indirect transferee of any Bond purchased by you under this Agreement and that has made the same agreement relating to such Bond as you have made in this Section 7.

SECTION 8.    MISCELLANEOUS.

        Section 8.1.    Notices.

        (a)    Method; Address.    All communications under this Agreement or under the Bonds will be in writing, will be delivered (i) personally; (ii) by overnight courier; or (iii) sent by facsimile transmission, acknowledgment received, with a copy sent by first class mail; in each case, delivery or facsimile charges prepaid, and will be addressed:

            (i)  If to the Company:

      New Mexico Utilities, Inc.
      One Wilshire Building
      624 S. Grand Avenue
      Los Angeles, California 90017
      Attention: Chief Financial Officer
      FAX: (213) 929-1888

or at such other address as the Company shall have furnished in writing to the Trustee and all holders of the Bonds at the time Outstanding:

           (ii)  if to any of the holders of the Bonds:

            (A)  if such holder is the Purchaser, at its address set forth on Annex 1 hereto, and further including any parties referred to on such Annex 1 that are required to receive notices in addition to such holder of the Bonds, or to any such party at such other address as such party may designate by notice duly given to the Company and to the Trustee in the manner provided in this Section 8.1 (which other address shall be entered in the Bond register); and

            (B)  If such holder is not the Purchaser, at its address set forth in the register for the registration and transfer of Bonds maintained pursuant to Section 11.02 of the Indenture, or to any such party at such other address as such party may designate by notice duly given in the manner provided in this Section 8.1 to the Company and to the Trustee (which other address shall be entered in such register).

        (b)    When Given.    Any communication under this Section 8.1 shall be deemed given only when actually received.

        Section 8.2.    Amendment and Waiver.

        (a)    Requirements.    This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Required Holders; provided that no such amendment or waiver of any of the provisions of Section 1, Section 3 or this Section 8.2, or any definition relating thereto, shall be effective as to any holder of Bonds unless consented to by such holder in writing.

        (b)    Solicitation of Bondholders.

          (i)    Solicitation.    The Company shall not:

            (A)  solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions hereof or the Bonds; or

            (B)  solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of the Indenture, which proposed waiver or amendment would, pursuant to the terms of the Indenture, require the consent of any holder of a Bond;

  unless, in each case, each holder of the Bonds (irrespective of the amount of Bonds then owned by it) shall be informed thereof by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 8.2 or Article XIII of the Indenture shall be delivered by the Company to each holder of Outstanding Bonds forthwith following the date on which the same shall have been executed and delivered by all holders of Outstanding Bonds (if any) required to consent or agree to such waiver or consent.

          (ii)    Payment.    The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of First Mortgage Bonds as consideration for or as an inducement to the entering into by any holder of First Mortgage Bonds of any waiver or amendment of any of the terms and provisions hereof, of any other purchase agreement pursuant to which any other First Mortgage Bonds were sold, of any First Mortgage Bond or of the Indenture unless such remuneration is concurrently paid, such security is concurrently granted, or an offer is concurrently made on the same terms, ratably to the holders of all Bonds then Outstanding.

          (iii)    Scope of Consent.    Any consent made pursuant to this Section 8.2 by a holder of Bonds that has transferred or has agreed to transfer its Bonds to the Company, any Subsidiary or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Bonds that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

          (iv)    Other Offers to Repurchase.    The Company shall not and shall not permit any Affiliate to make any offer to repurchase, exchange for any other security or otherwise acquire for value any First Mortgage Bond (whether or not the acceptance of such offer is conditioned upon the giving by any holder of any First Mortgage Bond of any waiver or consent) unless such offer is concurrently made on the same terms, ratably, to the holders of all Bonds then Outstanding.

        The foregoing provisions of this Section 8.2(b) shall not prevent or preclude:

          (A)  payment by the Company of attorneys' fees and expenses (including, without limitation, the fees of counsel who are employees of a holder of First Mortgage Bonds, at the rate or rates, if any, not to exceed the rate or rates then customarily charged by such holder) or other out-of-pocket costs incurred by a holder of First Mortgage Bonds in connection with any such consent, waiver or amendment where such payment is required pursuant to a Purchase Agreement, any First Mortgage Bond or the Indenture;

          (B)  the issuance and sale by the Company of any series of First Mortgage Bonds with an interest rate, a prepayment premium, prepayment terms or other business or financial terms which are different from the business or financial terms of the Bonds, so long as such issuance and sale and all such terms are in compliance with all applicable provisions of the Indenture concerning issuance of additional series of First Mortgage Bonds;

          (C)  the redemption of any First Mortgage Bonds pursuant to their respective terms so long as such redemption is not conditioned upon the giving by any holder of any First Mortgage Bond of any waiver or consent; or

          (D)  the payment or giving by the Company of consideration to all holders of First Mortgage Bonds of any series in exchange for the waiver, elimination or reduction of a right contained only in the First Mortgage Bonds of such series, so long as the payment or giving of such consideration does not violate any provision of the Indenture, and so long as, immediately after giving effect to the payment of such consideration and such waiver, elimination or reduction, no Event of Default would exist;

nor shall any provision of this Section 8.2(b) entitle the holders of the Bonds to receive payments or other consideration equal or equivalent to the payments or other consideration made or given pursuant to clauses (A), (C) or (D), or to receive any right or benefit afforded to the holders of any other series of First Mortgage Bonds pursuant to clause (B) above, to which the holders of the Bonds would not otherwise be entitled.

        (c)    Binding Effect.    Except as provided in Section 8.2(b) hereof, any amendment or waiver consented to as provided in this Section 8.2 shall apply equally to all holders of Bonds and shall be binding upon them and upon each future holder of any Bond and upon the Company whether or not such Bond shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

        Section 8.3.    Reproduction of Documents.    This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed; (b) documents received by you at the closing of your purchase of the Bonds (except the Bonds themselves); and (c) financial statements, certificates and other information previously or hereafter furnished to you; may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction will be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction will likewise be admissible in evidence.

        Section 8.4.    Survival.    All warranties, representations, certifications and covenants made by you in Section 1.3 of this Agreement, and made by the Company or by the Parent and contained in this Agreement or in any certificate or other instrument executed and delivered by the Company or the Parent, as the case may be, pursuant to this Agreement in connection with the Closing, will be considered to have been relied upon by you (if made by the Company or the Parent) or the Company (if made by you), will be deemed made on and as of the Closing Date and will survive the delivery to you of the Bonds and the payment by you of the purchase price, regardless of any investigation made by or on behalf of you or the Company, as the case may be. All statements in any such certificate or instrument made by the Company or the Parent will constitute warranties and representations by the Person executing such certificate or instrument.

        Section 8.5.    Successors and Assigns.    This Agreement will inure to the benefit of and be binding upon the successors and assigns of each of the parties. The provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of Bonds, and will be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

        Section 8.6.    Duplicate Originals; Execution In Counterparts.    Two or more duplicate originals of this Agreement may be signed by the parties, each of which will be an original but all of which together will constitute one and the same instrument. This Agreement may be executed in one or more counterparts and will be effective when at least one counterpart has been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto will constitute one duplicate original.

        Section 8.7.    Construction—Representations and Warranties.    The Parent is entering into this Agreement for the sole purpose of providing the representations and warranties set forth in Sections 2.4(a), 2.5, 2.12(a) and (b), and, to the extent such representations and warranties relate to the Parent, Section 2.10 and Section 2.15, and the Parent shall not be liable in connection with any other Sections of this Agreement other than Section 8.4 as it relates to the above-referenced sections.

        Section 8.8.    Incorporation by Reference.    All exhibits and annexes attached to this Agreement are hereby incorporated into and made a part of this Agreement by this reference.

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THE NEXT PAGE IS THE SIGNATURE PAGE

        If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms.

Very truly yours,

NEW MEXICO UTILITIES, INC., a New Mexico corporation
By	By
Title:	Title:

        The undersigned hereby joins in the foregoing Agreement for the sole purpose described in Section 8.7 and to provide the representations and warranties which are ascribed to Southwest Water Company by the provisions of Section 2 and such section.

SOUTHWEST WATER COMPANY, a Delaware corporation
By	By
Title:	Title:

Agreed to and Accepted: [PURCHASER]

By	By
Title:	Title:

EXHIBIT A
(to Bond Purchase Agreement)

FORM OF FIRST MORTGAGE BOND, SERIES C 6.10%, DUE DECEMBER 1, 2024

NEW MEXICO UTILITIES, INC.
FIRST MORTGAGE BOND

Series C, 6.10%, due DECEMBER 1, 2024

$	No. C-
PPN No.	Albuquerque, New Mexico

        New Mexico Utilities, Inc., a corporation organized under the laws of the State of New Mexico (hereinafter called the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                        , or registered assigns, on December 1, 2024, the sum of                         ($                        ) (or so much thereof as shall not have been paid upon prior redemption) and to pay interest (computed on the basis of a 360 day year of twelve 30 day months) thereon from the later of the initial issuance of the series of Bonds of which this Bond is a part, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on the first day of each June and December in each year commencing on the first Interest Payment Date next succeeding the date of this Bond until the principal amount thereof will be due and payable; provided that interest on any overdue principal, overdue Redemption Price, and (to the extent permitted by applicable law) overdue installments of interest, shall accrue at a rate equal to the lesser of (a) the highest rate allowed by applicable law, or (b) 7.10% per annum. In no event shall the interest payable on this Bond (including any interest on overdue interest or any overdue Redemption Price) exceed the maximum amount which the Holder hereof may legally collect under the then applicable usury law. In the event that it is hereinafter determined by a court of competent jurisdiction that the interest payable under this Bond (including any interest on overdue interest or any overdue Redemption Price) is in excess of the amount which the Holder hereof may legally collect under the then applicable usury law, then (i) all interest actually paid (including any interest on overdue interest or any overdue Redemption Price) in excess of the maximum amount legally collectible by such Holder shall be applied to the payment of principal of this Bond or, if all principal shall previously have been paid, promptly repaid by such Holder to the Company and (ii) interest on this Bond (including any interest on overdue interest or any overdue Redemption Price) subsequent to the date of such determination shall be reduced to the maximum amount which it is determined that the Holder may collect under the then applicable usury law.

        The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in said Indenture, be paid to the Person (the "Registered Holder") in whose name this Bond (or one or more Predecessor Bonds, as defined in said Indenture) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth (15th) day (whether or not a Business Day) of the calendar month next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Registered Holder on such Regular Record Date, and may be paid to the Person in whose name this Bond (or one or more Predecessor Bonds) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof being given to Bondholders not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Bonds of this series shall be listed, if any, and upon such notice as shall be required by such exchange, all as more fully provided in said Indenture. The Trustee shall give notice of such Special Record Date and pay or arrange for payment of such defaulted interest as promptly as possible following receipt of or availability of funds for such purpose.

        The principal, Make-Whole Amount, if any, and the Redemption Price of, and the interest on, this Bond shall be payable by the method and at the address specified for in Annex 1 to the Bond Purchase Agreement described below or by such other method or at such other address as the Registered Holder thereof shall have specified in writing. All such payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        If any payment due on, or with respect to, this Bond shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall not be deemed to have been originally due on such first following Business Day, and such interest shall accrue and be payable only to the Interest Payment Date.

        This Bond is one of a duly authorized issue of Bonds of the Company designated as its "First Mortgage Bonds" (herein called the "Bonds"), issued and to be issued in one or more series under, and all equally and ratably secured by, an Indenture of Mortgage dated February 14, 1992 (the "Original Indenture"), between the Company and Wells Fargo Bank, N.A., as Trustee (herein called the "Trustee," which term includes any successor Trustee), as amended and supplemented by (i) that certain First Supplement to Indenture of Mortgage dated February 14, 1992 (the "First Supplemental Indenture"), dated as of May 15, 1992, (ii) that certain Second Amendment and Supplement to Indenture of Mortgage dated February 14, 1992 (the "Second Supplemental Indenture"), dated as of October 21, 1996 and (iii) that certain Third Amendment and Supplement to the Indenture of Mortgage dated February 14, 1992 (the "Third Supplemental Indenture"), dated as of December 15, 2004 (such Original Indenture, as so amended by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, being herein called the "Indenture") to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the properties thereby mortgaged, pledged and assigned, the nature and extent of the security, the respective rights thereunder of the Holders of the Bonds, the Trustee and the Company and the terms upon which the Bonds are, and are to be, authenticated and delivered. This Bond is issued under and pursuant to the terms and provisions of the separate Bond Purchase Agreements dated as of December 15, 2004 (the "Bond Purchase Agreement") among the Company, Southwest Water Company and each Purchaser named therein. Capitalized terms not otherwise defined herein are defined as provided in the Indenture.

        As provided in the Indenture, the Bonds are issuable in series which may vary as in the Indenture provided or permitted. This Bond is one of the series specified in its title.

        This Bond is subject to redemption in whole, at any time, and in part, from time to time, before its maturity in the following events and in the manner provided in Article V and Section 17.03 of the Indenture:

          (1)   at any time after issuance, at the option of the Company evidenced by a Board Resolution at a Redemption Price equal to 100% of the principal amount of this Bond to be redeemed, together with the Make-Whole Amount, if any, and interest accrued to the Redemption Date, and on a Redemption Date specified by the Company as provided in Section 5.02 of the Indenture; and

          (2)   from Major Event Proceeds, at a Redemption Price equal to 100% of the principal amount of this Bond to be redeemed, together with interest accrued to the Redemption Date, and on a Redemption Date that is the first date for which notice of redemption can be given by the Trustee as provided in Article V of the Indenture; provided, however, that such redemption may only be made if this Bond is redeemed pro rata with all other Outstanding Bonds of whatever series.

        It is provided in the Indenture that Bonds of this series that the aggregate principal amount of any required or optional partial redemption of the Series C Bonds be allocated in units of $1,000 or multiples thereof on a pro rata basis among the holders of the Series C Bonds and that upon any partial redemption of any such Bond the same shall, except as otherwise permitted by the Indenture, be surrendered in exchange for one or more new Bonds in authorized form for the unredeemed portion of principal. Bonds (or portions thereof as aforesaid) for whose redemption and payment provision is made in accordance with the Indenture shall thereupon cease to be entitled to the lien of the Indenture and shall cease to bear interest from and after the date fixed for redemption.

        If an Event of Default, as defined in the Indenture, shall occur, the principal of the Bonds may become or be declared due and payable in the manner and with the effect provided in the Indenture whereupon all principal, accrued interest and the Make-Whole Amount, if any, shall be due and payable,

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Bonds under the Indenture at any time by the Company with the consent of the Holders of 66 2/3% in aggregate principal amount of the Bonds of each series at the time Outstanding affected by such modification; provided that the Supplemental Indenture establishing any such series may provide for the consent of the Holders of a different percent in aggregate principal amount of the Bonds of such series at the time Outstanding. The consent of the Holders of 70% in aggregate principal amount of the Series C Bonds at the time Outstanding is required to approve any such modification affecting the Series C Bonds. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of Bonds at the time Outstanding on behalf of the Holders of all the Bonds, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Bond.

        No reference herein to the Indenture and no provision of this Bond or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Bond at the times, places and rates, and in the coin or currency, herein prescribed.

        As provided in the Indenture and subject to certain limitations therein set forth, this Bond is transferable on the Bond Register of the Company, upon surrender of this Bond for transfer at the office or agency of the Company in Albuquerque, New Mexico, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Bond Registrar duly executed by the Registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Bonds of the same series, of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

        The Bonds of this series are issuable only as registered Bonds without coupons in denominations of $1,000.00 or any multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Bonds of this series are exchangeable for a like aggregate principal amount of Bonds of this series of a different authorized denomination, as requested by the Holder surrendering the same.

        No service charge shall be made for any transfer or exchange hereinbefore referred to, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Bond is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Bond shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Bond shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this Bond to be duly executed under its corporate seal.

Dated:
NEW MEXICO UTILITIES, INC.
[SEAL]
By:
Attest:

        This is one of the Bonds of the series designated herein referred to in the within-mentioned indenture.

WELLS FARGO BANK, N.A., as Trustee
By:	Authorized Officer	Dated:

EXHIBIT B1
(to Bond Purchase Agreement)

DESCRIPTION OF COMPANY COUNSEL'S CLOSING OPINION

        The closing opinion of Latham & Watkins LLP, counsel for the Company called for by Section 3.1 of the Bond Purchase Agreement dated as of December 15, 2004 (the "Bond Purchase Agreement") among the Company, Southwest and the Purchaser, shall be to the effect that:

        1.     No registration of the Bonds under the Securities Act of 1933, as amended, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required for the purchase of the Bonds by you in the manner contemplated by the Bond Purchase Agreement.

        2.     With your consent, based solely on a certificate of an officer of the Company as to factual matters, the Company is not, and immediately after giving effect to the sale of the Bonds in accordance with the Bond Purchase Agreement and the application of the proceeds as provided in Section 2.13 of the Bond Purchase Agreement, will not be required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        3.     The execution, delivery and performance of the Bond Purchase Agreement has been duly authorized by all necessary corporate action of Southwest Water Company, and the Bond Purchase Agreement has been duly executed and delivered by the Southwest Water Company

EXHIBIT B2
(to Bond Purchase Agreement)

FORM OF COMPANY'S SPECIAL COUNSEL'S CLOSING OPINION

[Letterhead of Montgomery & Andrews]

[Closing Date]

[Purchasers]

Re: New Mexico Utilities, Inc.
$12,000,000 First Mortgage Bonds, Series C

Ladies and Gentlemen:

        We have been engaged as special counsel to New Mexico Utilities, Inc. (the "Company"), a New Mexico corporation, for purposes of rendering certain opinions under New Mexico law in connection with the Bond Purchase Agreement (the "Bond Purchase Agreement"), dated as of December 15, 2004, between the Company, joined for certain purposes by Southwest Water Company, a Delaware corporation ("Southwest"), and you, as Purchaser, which Bond Purchase Agreement provides, among other things, for the sale by the Company of its First Mortgage Bonds, Series C 6.10%, due December 1, 2024 (the "Series C Bonds") in the aggregate principal amount of $12,000,000 issued under and pursuant to an Indenture of Mortgage (the "Original Indenture"), dated as of February 14, 1992, between the Company and Wells Fargo Bank, N.A., as successor to Sunwest Bank of Albuquerque, National Association, as trustee (the "Trustee"), as amended by a certain First Supplement to Indenture of Mortgage (the "First Supplemental Indenture") dated as of May 15, 1992, a certain Second Amendment and Supplement to Indenture of Mortgage (the "Second Supplemental Indenture") dated as of October 21, 1996, and a certain Third Amendment and Supplement to Indenture of Mortgage (the "Third Supplemental Indenture") dated as of December 15, 2004. The Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture are herein sometimes referred to, collectively, as the "Indenture." The Indenture grants to the holders of the Company's first mortgage bonds from time to time issued thereunder, including the Series C Bonds, a security interest in certain property, whether presently owned or hereafter acquired, of the Company, more particularly described in the Indenture, consisting of both real property and real property interests, including, in each case, fixtures, other than Excepted Property, as described (the "Real Property"), and personal property, other than Excepted Property, as described (the "Personal Property"). We were also engaged to represent the Company in certain proceedings before the New Mexico Public Regulation Commission (the "NMPRC") regarding the issuance and sale of the Series C Bonds and related transactions. The terms used in our opinion and not defined herein shall have the respective meanings ascribed to them in, or pursuant to the provisions of the Bond Purchase Agreement or the Indenture.

        In the course of our engagement, we have reviewed executed copies of the Bond Purchase Agreement, the Indenture, the Financing Statements and various certificates and other documents executed and delivered in connection therewith, and each of the executed and authenticated Series C Bonds, prior to the delivery of this letter, by each entity whose signature is provided for therein.

        We have also made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies, of such instruments, corporate records and other documents as we have deemed necessary or appropriate for the purposes of this opinion.

        As to factual matters and the authentication of instruments and other documents relevant to the opinions expressed below, we have, with your consent, relied upon certificates of public officials and officers of the Company, without conducting independent investigations with respect thereto.

        In addition, we have, with your consent, relied upon certain other matters as described below in rendering certain of the opinions set forth below. We express no opinion as to the application of the laws of any State other than New Mexico, nor as to the application or requirements of any federal securities laws or regulations.

        On the basis of the foregoing and in reliance thereon and on such other matters as are hereinafter specified, we are of the opinion that, as of the date hereof:

          1.     The Series C Bonds conform to the requirements of the Indenture.

          2.     The Company has complied with all conditions precedent to the issuance, sale and delivery of the Series C Bonds imposed by the provisions of the Indenture.

          3.     The Company is a corporation duly incorporated, legally existing, and in good standing under the laws of the State of New Mexico and has all requisite corporate power and authority to execute and deliver the Bond Purchase Agreement and the Indenture, to issue, sell and deliver the Series C Bonds, to perform its obligations pursuant to the Bond Purchase Agreement, the Series C Bonds and the Indenture, to carry on its business as now conducted by it in the State of New Mexico, and to own the Real Property and the Personal Property which it now owns.

          4.     The Indenture has been duly authorized by proper corporate action of the Company's Board of Directors and has been duly executed and delivered on behalf of the Company by its duly authorized officers. The Indenture constitutes a legal, valid and binding instrument of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) the laws of the State of New Mexico (where the property covered thereby is situated) affecting the remedies for the enforcement of the liens and security interests provided for therein, which laws in our opinion do not make inadequate the remedies necessary for the realization of the benefits of such security; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights; and (iii) general principles of equity. The Real Property now owned by the Company has been subjected to the terms of the New Mexico Deed of Trust Act (N.M. Stat. Ann. §§ 48-10-1 et seq.) by the Indenture, and, subject to continuing compliance with the requirements of that act, the Trustee has a power of sale under which such Real Property may be sold as provided in the act. No action by the stockholder of the Company is required by law, by the Articles of Incorporation of the Company or by the By-Laws of the Company for the authorization, execution and delivery of the Indenture.

          5.     The Bond Purchase Agreement has been duly authorized by proper corporate action of the Company's Board of Directors and has been duly executed and delivered on behalf of the Company by its duly authorized officers. Except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) general principles of equity, the Bond Purchase Agreement constitutes a legal, valid and binding instrument of the Company enforceable in accordance with its terms. No action by the stockholder of the Company is required by law, by the Articles of Incorporation of the Company or by the By-Laws of the Company for the authorization, execution and delivery of the Bond Purchase Agreement.

          6.     The Series C Bonds in the aggregate principal amount of $12,000,000 being purchased on the date hereof have been duly authorized by proper corporate action of the Company's Board of Directors, have been duly executed and delivered on behalf of the Company by its authorized officers, have been duly issued by the Company and have been duly authenticated by the Trustee under the Indenture, and the obligations of the Company represented by the Series C Bonds are legal, valid and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency,

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  reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights, and (ii) general principles of equity. Subject to the qualifications in paragraph 2, above, with respect to the enforceability of the Indenture, the Series C Bonds are entitled to the benefit and security of the Indenture, equally and ratably with all First Mortgage Bonds of other series which may from time to time be issued pursuant to and secured by the Indenture in accordance with the terms thereof, except as to any sinking, amortization, improvement, or other analogous fund established in accordance with the provisions of the Indenture.

          7.     Neither (a) the execution and delivery by the Company of the Bond Purchase Agreement or the Indenture; nor (b) the granting to the Trustee of liens upon certain collateral pursuant to the provisions of the Indenture; nor (c) the execution, delivery, issue and sale of the Series C Bonds; nor (d) compliance by the Company with the terms of the Series C Bonds, the Indenture and the Bond Purchase Agreement (all such transactions referred to in clauses (a) through (d), inclusive, of this paragraph 5 being hereinafter referred to as the "Transactions") will conflict with, or result in any breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of any lien (other than the lien of the Indenture) upon, any of the Real Property or Personal Property of the Company pursuant to (i) the provisions of the Articles of Incorporation or By-Laws of the Company; (ii) any agreement or other instrument, known to us after due inquiry, to which the Company is a party or by which it or any of its Property is bound; (iii) any United States federal law, statute or regulation or New Mexico law, statute, regulation or ordinance; or (iv) any order, judgment, award or decree, known to us after due inquiry of the Company (no independent search of court records having been made) of any court or arbitrator against or affecting the Company or any of its property.

          8.     The Indenture (including the Third Supplemental Indenture) is in due form for recording and has been duly filed for record as a mortgage on the Real Property in each and every public office in which such recording is a prerequisite to the establishing of record of the lien thereof on the Real Property therein specifically described which is now owned by the Company. All taxes and fees required to be paid with respect to the execution and recording of the Indenture and the issuance of the Series C Bonds have been paid. The Indenture will not have to be refiled, reregistered or redeposited to continue the lien in and upon the Real Property now owned by the Company and specifically described therein or the effectiveness of such lien as against any subsequent transferee of the Real Property specifically described therein.

          9.     The Indenture constitutes a valid mortgage lien on the Real Property now owned by the Company which is specifically or generally described in the granting clauses of the Indenture as being subject to the lien thereof and which is located in Bernalillo County, New Mexico. We express no opinion as to the attachment of the lien of the Indenture on Real Property acquired after the date and time of recording. The opinion in this paragraph is given in partial reliance on Title Insurance Policy No. 34-4042-61-001004 dated March 11, 1992, and Title Policy No. 32-0047-061-00000006 dated November 4, 1996 each issued by Ticor Title Insurance Company, and upon the written commitment of Fidelity National Title Insurance Company dated November 1, 2004 for the issuance of a new policy of title insurance with the amount of coverage of $12,000,000 to insure the Trustee and the holders of the Series C Bonds against loss or damage to the extent of $12,000,000 in the event of any defect in the lien of the Indenture or the Real Property or by reason of the title to such Real Property described in the Indenture being other than as shown in such commitment.

          10.   The provisions of the Indenture are effective to create a valid security interest in favor of the Trustee in the Personal Property of the Company. The Indenture, as a financing statement, or a separate financing statement in respect of the Personal Property (the term "Financing Statement" referring to either or both as the case may be) has been duly filed or recorded in each and every

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  public office in which such filing and/or recording is a prerequisite to the establishing of record of the lien of the Indenture on all of the Personal Property therein specifically described which is owned by the Company. Based upon the issuance and sale by the Company to you prior to the delivery of this letter of the Series C Bonds and your concurrent delivery of the consideration provided for in the Bond Purchase Agreement, pursuant to the provisions of the Indenture the Trustee has a valid, perfected security interest in the Personal Property presently owned by and in the possession of the Company or hereafter acquired by the Company. Our opinion as to perfection, however, is expressly limited to those items and types of the Personal Property as to which perfection is accomplished by the filing of a financing statement in accordance with the Uniform Commercial Code-Secured Transactions (N.M. Stat. Ann. §§ 9-101 et seq. (1978)) as in effect in New Mexico ("UCC Article 9"). Such security interest is, in the case of after-acquired Personal Property, subject to purchase money security interests and acquisition by the Company of rights in and possession of such Personal Property. Except for the timely filing of continuation statements as required by UCC Article 9 and the filing of appropriate amendments to the Financing Statements required by changes in circumstances, it is not necessary to refile the Financing Statements or to file new financing statements to maintain the perfection of the security interests in the Personal Property.

          Based upon the assumptions and subject to the limitations set forth in this paragraph, insofar as such security interest relates to that portion of the Personal Property which is personal property owned and possessed by the Company as of the date hereof and located in the State of New Mexico and, in the case of fixtures, in Bernalillo County, New Mexico, such security interest will have priority over all other security interests in any of such Personal Property which may be perfected under UCC Article 9 by filing with the New Mexico Secretary of State or the County Clerk of Bernalillo County, New Mexico, a financing statement covering such Personal Property subsequent to the date hereof, except as such priority is or may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws or case decisions relating to or affecting the enforcement of the rights of creditors generally. The opinions in this paragraph 8 are, as to Personal Property acquired after the date of this letter, expressly subject to pre-existing liens and encumbrances. Such opinions are also given in reliance upon a certificate of an officer of the Company to the effect that all of such Personal Property has been continuously located in the State of New Mexico since at least January 1, 2004, and that no other security interest in any of such Personal Property exists by a certificate of title or ownership issued under the laws of any state other than New Mexico. In addition, in giving such opinions we have relied, in part, upon a certificate from an officer of the Company to the effect that the Company has not, during the period from January 1, 2004 to the date hereof, created any "purchase money security interest," as defined in UCC Article 9 (N.M. Stat. Ann. §§ 55-9 -107 (1978)) in any portion of the Personal Property. Finally, we have relied on the reports of UCC and other lien searches and we are relying upon the accuracy of such reports as to the absence of filing of any financing statements or notices against the Company except as shown in such reports. We have made no independent examination of the public records and indices covered by such reports and consequently express no opinion as to the priority of the Trustee's security interest under the Indenture as against the interest of any other secured party which, prior to the filing of the Financing Statements, filed a financing statement or notice not reported in such reports.

          11.   All consents, approvals or authorizations, if any, of or by any Governmental Authority required on the part of the Company in connection with the consummation of the Transactions have been duly obtained, and the Company has complied with all applicable provisions of law requiring any designation, declaration, filing, registration or qualification with any Governmental Authority in connection with the Transactions.

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          12.   All approvals and consents of the NMPRC required for the valid issuance and sale of the Series C Bonds, the valid execution and delivery of the Bond Purchase Agreement by the Company, the valid execution and delivery of the Third Supplemental Indenture by the Company pursuant to and in accordance with the terms and conditions of the Bond Purchase Agreement and the Indenture, the granting to the Trustee of liens upon certain collateral, in each case, pursuant to the provisions of the Second Supplemental Indenture, and the compliance by the Company with the terms of the Series C Bonds, the Indenture and the Bond Purchase Agreement have been obtained and have become effective. All appeal periods applicable to the effectiveness of such approvals and consents have expired. There is in effect no stop order or other order of the NMPRC denying, suspending or revoking the effectiveness of any such approvals and consents, and no proceedings for such purposes are pending or, to our knowledge, threatened before the NMPRC.

          13.   There is no litigation or proceeding, known to us after due inquiry of the Company (no independent search of court records having been made), pending or threatened against the Company not disclosed in the Bond Purchase Agreement or the financial statements of the Company which have been furnished to you pursuant thereto in which a judgment, order or award is likely that could be materially adverse to the Company or that could affect the ability of the Company to consummate the Transactions or perform its obligations under the Bond Purchase Agreement or the Indenture.

          14.   The Company has complied with all conditions precedent to the consummation of the Transactions imposed by law.

          15.   To the best of our knowledge, the Company is not in violation of any applicable federal, state or other law or regulation which would have a material adverse effect on the business of the Company.

        The certificates of officers or other representatives of the Company upon which we have relied which are referred to in this opinion are being delivered to you in connection with the closing proceedings.

        To the extent that the obligations of the Company may be dependent upon such matters, we have assumed for the purposes of our opinions that the Bond Purchase Agreement has been duly authorized, executed and delivered by each of you and constitutes your respective legal, valid and binding obligation enforceable in accordance with its terms; and that each of you has the requisite corporate or other organizational power and authority to perform your respective obligations under the Bond Purchase Agreement. For the purposes of our opinions we have also relied upon the opinion of counsel to the Trustee to the effect that the Third Supplemental Indenture has been duly executed and delivered by the Trustee, that the Trustee has the requisite corporate or other organizational power and authority to perform its obligations under the Indenture, and that the Trustee has duly authenticated the Series C Bonds under the Indenture.

        We note specifically that certain of the representations and warranties made to you or in your favor contained in the Bond Purchase Agreement have been made by Southwest rather than by the Company itself. In our view, the fact that such representations and warranties have been made by Southwest rather than the Company will not affect our opinions as to the validity or enforceability of the Bond Purchase Agreement or the Indenture or prevent the exercise by the Trustee of the remedies afforded to it by the Indenture upon a default arising from the breach of any representation or warranty made by Southwest in the Bond Purchase Agreement. Such opinion is based, in part, upon the opinion of Latham & Watkins LLP of even date to the effect that the Bond Purchase Agreement has been ratified and approved by proper corporate action of Southwest's board of directors and has been duly executed and delivered on behalf of Southwest by its duly authorized officers.

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        This letter is provided to you solely in connection with the transactions described herein and may not be published or disseminated in any way without our prior written consent; the foregoing shall not, however, preclude reliance upon this opinion by Latham & Watkins LLP and Chapman and Cutler LLP, delivery of this opinion to or reliance upon this opinion by any governmental authorities having regulatory jurisdiction over you or delivery of this opinion to or reliance upon this opinion by any subsequent Holder of the Series C Bonds who becomes a Holder in compliance with the provisions of the Bond Purchase Agreement and the Indenture.

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EXHIBIT B3
(to Bond Purchase Agreement)

Form of Trustee Counsel's Closing Opinion

[Closing Date]

To the Parties Listed on Attached Schedule A

$12,000,000 First Mortgage Bonds, Series C 6.10%
Due December 1, 2024
Of New Mexico Utilities, Inc.

Ladies and Gentlemen:

        I am Senior Counsel for Wells Fargo & Company, the parent corporation of Wells Fargo Bank, National Association, a national banking association. As such, I have reviewed the provisions of a Third Amendment and Supplement to Indenture of Mortgage dated as of December 1, 2004 (the "Third Supplemental") between New Mexico Utilities, Inc. (the "Company") and Wells Fargo Bank, National Association, as Trustee (the "Trustee"), amending and supplementing that certain Indenture of Mortgage dated as of February 14, 1992 as previously amended and supplemented (together with the Third Supplemental, the "Indenture") between the Company and the Trustee. In addition, I am generally familiar with the Articles of Association and the Bylaws of the Trustee and am also familiar with the corporate proceedings of the Trustee with regard to its authorization, execution and delivery of the Indenture. Capitalized terms used herein shall have the respective meanings ascribed to them in the Indenture, except as otherwise defined herein.

        For purposes of this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. In making my examination of documents executed by entities other than the Trustee, I have assumed that each such other entity had the power to enter into and perform all its obligations thereunder, and also have assumed the due authorization of all requisite action and due execution of such documents by each such entity. Where questions of fact material to my opinions expressed below were not established independently, I have relied upon statements of officers of the Trustee as contained in their certificates.

        Based upon the foregoing, I am of the opinion that:

          1.     The Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

          2.     The Trustee is duly eligible and qualified to act as Trustee under the Indenture.

          3.     The Trustee has all requisite power, authority and legal right to execute and deliver the Indenture and to perform its obligations under the Indenture, and has taken all necessary corporate action to authorize the execution and delivery of and the performance of its obligations under the Indenture.

          4.     The Trustee has duly executed and delivered the Indenture. Assuming the due authorization, execution and delivery thereof by the Company, the Indenture is the legal, valid and binding agreement of the Trustee enforceable in accordance with its terms, except to the extent enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors' rights and remedies heretofore or hereafter enacted, and (ii) the application of equitable principles and the exercise of judicial discretion in appropriate cases.

          5.     The Company's First Mortgage Bonds, Series C 6.10%, Due December 1, 2024 have been duly authenticated by the Trustee.

          6.     The execution, delivery and performance of the Indenture does not now, and will not upon consummation of the transaction contemplated thereby in accordance with the existing terms thereof conflict with, result in a breach of or constitute a default under, any term or provision of the Articles of Association or Bylaws of the Trustee, any existing term or provision of any agreement, contract, instrument or indenture of any nature whatsoever, known to me, to which the Trustee is a party or by which it is bound; or, to the best of my knowledge after due inquiry, any existing order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Trustee, nor will it conflict with or constitute a breach of or default under any law or administrative regulation to which the Trustee is subject (except that no representation, warranty or agreement is made herein with respect to any federal or state securities or Blue Sky laws or regulations) or result in the creation or imposition of any lien, charge or other security interest or encumbrance of any nature whatsoever upon any of the property or assets of the Trustee.

          7.     To the best of my knowledge after due inquiry, there are no actions, proceedings or investigations pending or threatened against the Trustee before any court, administrative agency or tribunal (i) asserting the invalidity of the Indenture (ii) seeking to prevent the consummation of any of the transactions contemplated thereby or (iii) that might materially and adversely affect the performance by the Trustee of its obligations under, or the validity or enforceability of the Indenture. For purposes of the foregoing, I have not regarded any actions, proceedings or investigations "threatened" unless the potential litigants or governmental authority has manifested to a member of the Wells Fargo & Company Law Department having responsibility for litigation matters involving the corporate trust activities of the Trustee present intention to initiate such proceedings.

        I advise you that I am admitted to practice in the State of Utah (the "State"), and do not purport to be an expert in or generally familiar with or qualified to express legal opinions based on the laws of any jurisdiction other than the federal laws of the United States ("Federal") and the State. In giving these opinions I have assumed with your permission that the applicable laws of the State of New Mexico do not differ in any material respect from applicable Federal and State laws. These opinions are further limited to such State and Federal laws in effect as of the date hereof.

        The foregoing opinions are being furnished to you solely for your benefit and that of your counsel and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,

David L. Blackner Senior Counsel

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SCHEDULE A

[Purchasers]

New Mexico Utilities, Inc.
Albuquerque, New Mexico

A.G. Edwards & Sons, Inc.
St. Louis, Missouri

Wells Fargo Bank, National Association
Denver, Colorado

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EXHIBIT B4
(to Bond Purchase Agreement)

FORM OF PURCHASER COUNSEL'S CLOSING OPINION

Re: $12,000,000 First Mortgage Bonds, Series C 6.10%,
due October 1, 2024
of
New Mexico Utilities, Inc.

[Purchasers]

Ladies and Gentlemen:

        We have acted as your special counsel in connection with your purchase from New Mexico Utilities, Inc., a New Mexico corporation (the "Company"), of the above-captioned $12,000,000 aggregate principal amount of First Mortgage Bonds, Series C 6.10%, due December 1, 2024 (the "Bonds") pursuant to the separate Bond Purchase Agreements dated as of December 15, 2004 (the "Agreement"), among the Company, Southwest Water Company and each of you. The Bonds are issued under an Indenture of Mortgage dated February 14, 1992 (hereinafter called the "Original Indenture"), between the Company and the trustee named therein, as supplemented and amended by three indentures supplemental thereto and amendatory thereof, including the Third Amendment and Supplement to Indenture of Mortgage dated February 14, 1992 (the "Third Supplement") dated as of December 15, 2004 entered into by the Company and Wells Fargo Bank, N.A., a national banking association, as trustee (the "Trustee"). The Original Indenture and the three supplemental indentures thereto are hereinafter collectively called the "Indenture". Capitalized terms used herein which are not otherwise defined shall have the meanings set forth in the Agreement.

        We have examined the Indenture, the Agreement, the Bonds delivered to you and such charter documents, corporate records, certificates of public officials and of officers of the Company and such other documents and showings and related matters of law as we have deemed necessary to enable us to give the opinion hereinafter set forth. We have also read the opinions of (i) Latham & Watkins LLP, counsel for the Company, (ii) Montgomery & Andrews, special counsel for the Company and (iii) David Blackner, Senior Counsel for the Trustee, delivered to you pursuant to the Agreement. We believe that the opinions referred to in the foregoing clauses (i)-(iii) are satisfactory in scope and form and that you are justified in relying thereon. In rendering the opinion set forth in paragraph 1 below, we have relied solely upon an examination of the Articles of Incorporation of the Company certified by the Corporate Secretary of the Company, a Certificate of Good Standing of the Company from the Secretary of State of the State of New Mexico and the By-laws of the Company. For the purposes of this opinion letter and with your consent, we have expressed our opinions herein with respect to matters of state law as if the laws of the State of Illinois applied (although the Company is a New Mexico corporation and the Agreement, the Indenture and the Bonds state that they are governed by the laws of the State of New Mexico). Accordingly, our opinions are limited to the laws of the State of Illinois and the Federal laws of the United States of America and we express no opinion on the laws of any other jurisdiction.

        Based upon the foregoing, we are of the opinion that:

          1.     The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of New Mexico and has the corporate power and authority to issue and sell the Bonds.

          2.     The Third Supplement and the Bonds have been duly authorized, executed and delivered by the Company.

          3.     The Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally.

          4.     The issuance, sale and delivery of the Bonds under the circumstances contemplated by the Agreement do not, under existing law, require the registration of the Bonds under the Securities Act of 1933, as amended, or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

        In rendering our opinion, we have made no independent examination of title to property of the Company purported to be owned by it, the validity and sufficiency of the franchises or other governmental authorizations under which the Company operates, the priority of the lien created by the Indenture, the absence of liens or encumbrances on property of the Company, or the form (for purposes of recordation) of the Indenture.

Respectfully submitted,

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EXHIBIT C1
(to Bond Purchase Agreement)

NEW MEXICO UTILITIES, INC.
CERTIFICATE OF OFFICERS

        We, [                        ] and [                        ], each hereby certify that we are, respectively, the [                        ] and the [                        ] of NEW MEXICO UTILITIES, INC. (the "Company"), a New Mexico corporation, and that, as such, we are authorized to execute and deliver this Certificate in the name of and on behalf of the Company, and hereby further certify as follows.

        1.     This certificate is being delivered pursuant to Section 3.4(a) of the separate Bond Purchase Agreements (the "Bond Purchase Agreement"), dated as of December 15, 2004, among the Company, Southwest Water Company, a Delaware corporation, and each of the Purchasers named therein (the "Purchaser"). The terms used in this Certificate and not defined herein shall have the respective meanings ascribed to them in the Bond Purchase Agreement.

        2.     The warranties and representations made by the Company contained in Section 2 of the Bond Purchase Agreement are true in all material respects on the date hereof.

        3.     Neither the Company nor the Subsidiary has taken any action or permitted any condition to exist that would constitute a Default or Event of Default.

        4.     The Company has performed and complied with all agreements and conditions contained in the Bond Purchase Agreement that are required to be performed or complied with by the Company before or at the date hereof.

        5.     [                        ] is, on and as of the date hereof, and at all times subsequent to [                        ,    ], has been, the duly elected, qualified and acting Secretary of the Company, and the signature appearing on the Certificate of Secretary dated the date hereof and delivered to the Purchasers contemporaneously herewith is his genuine signature.

        IN WITNESS WHEREOF, we have executed this Certificate in the name and on behalf of the Company as of on                        , 2004.

NEW MEXICO UTILITIES, INC.
By	Name: Title:
By	Name: Title:

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EXHIBIT C2
(to Bond Purchase Agreement)

SOUTHWEST WATER COMPANY
CERTIFICATE OF OFFICERS

        We, [                        ] and [                        ] each hereby certify that we are, respectively, the [                        ] and the [                        ] of SOUTHWEST WATER COMPANY ("Southwest"), a Delaware corporation, and that, as such, we are authorized to execute and deliver this Certificate in the name and on behalf of Southwest, and hereby certify as follows.

        1.     This certificate is being delivered pursuant to Section 3.4(b) of the separate Bond Purchase Agreements (the "Bond Purchase Agreement"), dated as of December 15, 2004, among New Mexico Utilities, Inc., a New Mexico corporation, Southwest, and each of the Purchasers named therein (the "Purchasers").

        2.     The warranties and representations made by Southwest contained in Section 2 of the Bond Purchase Agreement are true in all material respects.

        3.     [                        ] is, on and as of the date hereof, the duly elected, qualified and acting Secretary of Southwest, and the signature appearing on the Certificate of Secretary of Southwest dated the date hereof and delivered to the Purchasers contemporaneously herewith is his genuine signature.

        IN WITNESS WHEREOF, we have executed this Certificate in the name and on behalf of Southwest as of                        , 2004.

SOUTHWEST WATER COMPANY
By	Name: Title:
By	Name: Title:

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EXHIBIT D1
(to Bond Purchase Agreement)

NEW MEXICO UTILITIES, INC.
CERTIFICATE OF SECRETARY

        I, [                        ], hereby certify that I am the duly elected, qualified and acting Secretary of NEW MEXICO UTILITIES, INC., a New Mexico corporation (the "Company"); that, as such, I have access to its corporate records and am familiar with the matters herein certified; that I am authorized to execute and deliver this Certificate in the name and on behalf of the Company; and hereby further certify as follows.

        1.     This certificate is being delivered pursuant to Section 3.4(c) of the separate Bond Purchase Agreement (the "Bond Purchase Agreement"), dated as of December 15, 2004, among the Company, Southwest Water Company, a Delaware corporation, and each of the Purchasers named therein (the "Purchasers"). The terms used in this Certificate and not defined herein shall have the respective meanings ascribed to them in the Bond Purchase Agreement.

        2,     Attached hereto as Attachment A is a true and correct copy of resolutions, and the preamble thereto, adopted by the Board of Directors of the Company on                        , 2004, and such resolutions and preamble set forth in Attachment A hereto were duly adopted by said Board of Directors and are in full force and effect on and as of the date hereof, not having been amended, altered or repealed, and such resolutions are filed with the records of the Board of Directors.

        3.     The documents listed below were executed and delivered by the Company pursuant to and in accordance with the resolutions set forth in Attachment A hereto and said documents as executed are substantially on the terms submitted to and approved by the Board of Directors of the Company as aforementioned:

          (a)   the Bond Purchase Agreement;

          (b)   the Series C Bonds; and

          (c)   the Third Supplemental Indenture.

        4.     Attached hereto as Attachment B is a true, correct and complete copy of the bylaws of the Company as in full force and effect on and as of the date hereof, which bylaws were last amended by the Board of Directors of the Company on, and have been in full effect in said form at all times from and after [                        ,            ] to and including the date hereof, without modification or amendment in any respect.

        5.     Each of the following named persons is on and as of the date hereof, and at all times subsequent to [                        ] has been a duly elected, qualified and acting officer of the Company holding the office or offices set forth below opposite his name:

NAME	OFFICE	SIGNATURE

        6.     The signature appearing opposite the name of each such person set forth above is his genuine signature.

        7.     Attached hereto as Attachment C is a true, accurate and complete copy of the Certificate of Incorporation of the Company, together with all amendments thereto, as currently in effect There have been no amendments or supplements to or restatements of the Certificate of Incorporation of the Company since [                        ,            ].

        8.     The seal set forth beside my name below is the true corporate seal of the Company.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of the Company as of                        , 2004.

NEW MEXICO UTILITIES, INC.
[Corporate Seal]	Secretary

D1-2

ATTACHMENT A

RESOLUTIONS OF THE BOARD OF THE COMPANY

[To be supplied by the Company].

ATTACHMENT B

BYLAWS OF THE COMPANY

[To be supplied by Company].

ATTACHMENT C

CERTIFICATE OF INCORPORATION OF THE COMPANY

[To be supplied by Company].

EXHIBIT D2
(to Bond Purchase Agreement)

SOUTHWEST WATER COMPANY
CERTIFICATE OF SECRETARY

        I, [                        ], hereby certify that I am the duly elected, qualified and acting Secretary of Southwest Water Company, a Delaware corporation ("Southwest"); that, as such, I have access to its corporate records and am familiar with the matters herein certified; that I am authorized to execute and deliver this Certificate in the name and on behalf of Southwest; and hereby further certify as follows.

        1.     This certificate is being delivered pursuant to Section 3.4(d) of the separate Bond Purchase Agreements (the "Bond Purchase Agreement"), dated as of December 15, 2004, among New Mexico Utilities, Inc., a New Mexico corporation, Southwest and each of the Purchasers named therein (the "Purchasers"). The terms used in this Certificate and not defined herein shall have the respective meanings ascribed to them in the Bond Purchase Agreement.

        2.     Attached hereto as Attachment A is a true and correct copy of resolutions, and the preamble thereto, adopted by the Board of Directors of the Company on                        , 2004, and such resolutions and preamble set forth in Attachment A hereto were duly adopted by said Board of Directors and are in full force and effect on and as of the date hereof, not having been amended, altered or repealed, and such resolutions are filed with the records of the Board of Directors. Southwest has executed and delivered, for the purpose of making certain representations, the Bond Purchase Agreement pursuant to and in accordance with such resolutions.

        3.     Attached hereto as Attachment B is a true, correct and complete copy of the bylaws of Southwest as in full force and effect on and as of the date hereof, which bylaws were last amended by the Board of Directors of Southwest on, and have been in full effect in said form at all times from and after [                        ,            ] to and including the date hereof, without modification or amendment in any respect.

        4.     Each of the following named persons is on and as of the date hereof a duly elected, qualified and acting officer of Southwest holding the office or offices set forth below opposite his name:

NAME	OFFICE	SIGNATURE

        5.     The signature appearing opposite the name of each such person set forth above is his genuine signature.

        6.     Attached hereto as Attachment C is a true, accurate and complete copy of the Certificate of Incorporation of Southwest, together with all amendments thereto, as currently in effect. There have been no amendments or supplements to or restatements of the Certificate of Incorporation of Southwest since [                        ,            ].

        7.     The seal set forth beside my name below is the true corporate seal of Southwest.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of Southwest as of                        , 2004.

SOUTHWEST WATER COMPANY
[Corporate Seal]	Secretary

D2-2

ATTACHMENT A

RESOLUTIONS OF THE BOARD OF DIRECTORS
SOUTHWEST WATER COMPANY

[To be supplied by the Parent].

ATTACHMENT B

BYLAWS OF SOUTHWEST WATER COMPANY

[To be supplied by the Parent].

ATTACHMENT C

CERTIFICATE OF INCORPORATION OF
SOUTHWEST WATER COMPANY

[To be supplied by the Parent].

EXHIBIT E
(to Bond Purchase Agreement)

FORM OF THIRD SUPPLEMENTAL INDENTURE

QuickLinks

  Exhibit 4.8
EXHIBIT A (to Bond Purchase Agreement)
FORM OF FIRST MORTGAGE BOND, SERIES C 6.10%, DUE DECEMBER 1, 2024
NEW MEXICO UTILITIES, INC. FIRST MORTGAGE BOND Series C, 6.10%, due DECEMBER 1, 2024
EXHIBIT B1 (to Bond Purchase Agreement)
DESCRIPTION OF COMPANY COUNSEL'S CLOSING OPINION
EXHIBIT B2 (to Bond Purchase Agreement)
FORM OF COMPANY'S SPECIAL COUNSEL'S CLOSING OPINION [Letterhead of Montgomery & Andrews]
EXHIBIT B3 (to Bond Purchase Agreement)
Form of Trustee Counsel's Closing Opinion [Closing Date]
SCHEDULE A
EXHIBIT B4 (to Bond Purchase Agreement)
FORM OF PURCHASER COUNSEL'S CLOSING OPINION
EXHIBIT C1 (to Bond Purchase Agreement)
NEW MEXICO UTILITIES, INC. CERTIFICATE OF OFFICERS
EXHIBIT C2 (to Bond Purchase Agreement)
SOUTHWEST WATER COMPANY CERTIFICATE OF OFFICERS
EXHIBIT D1 (to Bond Purchase Agreement)
NEW MEXICO UTILITIES, INC. CERTIFICATE OF SECRETARY
ATTACHMENT A
RESOLUTIONS OF THE BOARD OF THE COMPANY
ATTACHMENT B
BYLAWS OF THE COMPANY
ATTACHMENT C
CERTIFICATE OF INCORPORATION OF THE COMPANY
EXHIBIT D2 (to Bond Purchase Agreement)
SOUTHWEST WATER COMPANY CERTIFICATE OF SECRETARY
ATTACHMENT A
RESOLUTIONS OF THE BOARD OF DIRECTORS SOUTHWEST WATER COMPANY
ATTACHMENT B
BYLAWS OF SOUTHWEST WATER COMPANY
ATTACHMENT C
CERTIFICATE OF INCORPORATION OF SOUTHWEST WATER COMPANY
EXHIBIT E (to Bond Purchase Agreement)
FORM OF THIRD SUPPLEMENTAL INDENTURE